Exhibit 99.2

Propex Fabrics Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On January 31, 2006, pursuant to a stock purchase agreement dated December 30, 2005, as amended, by and among Propex Fabrics Inc. (“Propex”), SI Concrete Systems Corporation, a Delaware corporation (“SICSC”), SI Geosolutions Corporation, a Delaware corporation (“SIGC”), and the holders of the capital stock of SICSC and SIGC, Propex acquired all the outstanding capital stock of SICSC and SIGC, collectively known as “SI”, for approximately $235.0 million, subject to certain price adjustments (the “Acquisition”). Propex financed the purchase with borrowings under a refinanced senior credit facility and approximately $29.2 million of cash on-hand.

For the purposes of the unaudited pro forma condensed combined statement of operations, the Acquisition is assumed to have occurred on the first day of the 2005 fiscal year January 1, 2005 for Propex and October 4, 2004 for SI. The unaudited pro forma condensed combined balance sheet as of December 31, 2005 gives effect to the Acquisition as if it had occurred on December 31, 2005 for Propex and October 2, 2004 for SI. SI’s historical financial information as of and for the year ended October 2, 2005 is derived from audited historical consolidated financial statements.

Propex and SI have different fiscal year ends as Propex’s fiscal year is based on the calendar year, and SI’s follows a 52/53-week year ending on the Sunday closest to September 30, 2005. As a result, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 has been derived from:

•	the audited historical consolidated statement of operations of Propex for the year ended December 31, 2005; and

•	the audited historical consolidated statement of operations of SI Corporation for the fiscal year ended October 2, 2005.

The unaudited pro forma condensed combined balance sheet for the fiscal year ended December 31, 2005 has been derived from:

•	the audited historical consolidated balance sheet of Propex as of December 31, 2005; and

•	the audited historical consolidated balance sheet of SI as of October 2, 2005.

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over net tangible and indentifiable intangible assets acquired being allocated to goodwill. We retained the services of a third party valuation firm to assist in the preliminary valuation of the intangible assets and certain tangible assets acquired and liabilities assumed. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.

The unaudited pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred at the beginning of each period presented, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies, nor do they include the effects of restructuring activities. The unaudited pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes included in Propex’s annual report on Form 10-K.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2005

(in millions)

	Propex	SI
	December 31, 2005	October 2, 2005	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$58.3	$14.5	$(29.2	)(f)	$43.6
Accounts receivable, net	92.6	57.4	—		150.0
Inventories, net	94.6	33.7	6.6		134.9
Deferred income taxes	3.5	6.1	(1.3	)(e)	8.3
Prepaid expenses and other current assets	9.3	3.0	—		12.3
Assets held for sale	5.0	19.2	(19.2)		5.0

Total current assets	263.3	133.9	(43.1)		354.1
Other assets:
Intangible assets, net	8.4	0.3	32.4	(h)	41.1
Goodwill	—	—	41.8	(i)	41.8
Deferred income taxes	15.8	—	—		15.8
Other non-current assets	12.9	12.6	(8.8	)(j)	16.7
Long-term assets held for sale	—	119.5	(119.5)		—

	37.1	132.4	(54.1)		115.4
Property, plant and equipment, net	186.0	91.3	9.5		286.8

Total assets	$486.4	$357.6	$(87.7)		$756.3

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$42.5	$14.5	$—		$57.0
Accrued liabilities	19.1	25.2	—		44.3
Current portion of debt and accrued interest	11.1	3.0	51.1	(f)	65.2
Restructuring and other similar costs	1.7	1.6	—		3.3
Other current liabilities	3.2	—	—		3.2
Current liabilities associated with assets held for sale	—	17.6	(17.6)		—

Total current liabilities	77.6	61.9	33.5		173.0
Debt, less current portion	244.8	249.7	(98.3	)(f)	396.2
Deferred income taxes	8.6	19.9	(17.5	)(e)	11.0
Accrued pension and other postretirement benefit liabilities	52.5	—	—		52.5
Other non-current liabilities	1.1	0.5	—		1.6
Long-term liabilities associated with assets held for sale	—	1.5	(1.5)		—

	307.0	271.6	(117.3)		461.3
Stockholders’ equity	101.8	24.1	(3.9	)(g)	122.0

Total liabilities and stockholders’ equity	$486.4	$357.6	$(87.7)		$756.3

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Propex Fabrics Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(in millions)

	Audited/Historical		Unaudited
	Propex	The SI Companies
	Year ended December 31, 2005	Year ended October 2, 2005	Pro Forma Adjustments (Note 3)		Pro Forma Combined 2005
Net revenue	$655.5	$295.9	$—		$951.4
Cost of sales	547.7	212.6	6.0	(a)	766.3

Gross profit (loss)	107.8	83.3	(6.0)		185.1
Operating expenses:
Selling, general and administrative	60.2	74.1	4.0	(b)	138.3
Pension curtailment gain	(6.0)	—	—		(6.0)
Restructuring and similar costs	1.3	1.8	—		3.1
Impairment of long-lived assets	5.9	—	—		5.9

Operating income (loss)	46.4	7.4	(10.0)		43.8
Other (income) expense	0.3	—	—		0.3
Loss on debt extinguishment	—	3.1	—		3.1

Income (loss) from continuing operations before interest, income tax provision (benefit) and discontinued operations	46.1	4.3	(10.0)		40.4
Interest expense, net	21.9	1.6	17.0	(c)	40.5

Income (loss) from continuing operations before income tax provision (benefit) and discontinued operations	24.2	2.7	(27.0)		(0.1)
Income tax provision (benefit)	10.2	0.6	(10.3	)(d)	0.5

Income (loss) from continuing operations before discontinued operations	14.0	2.1	(16.7)		(0.6)
Income from discontinued operations, net of tax	—	2.4	(2.4)		—

Net income (loss)	$14.0	$4.5	$(19.1)		$(0.6)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Propex Fabrics Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

1. Description of Transaction and Basis of Presentation

On January 31, 2006, pursuant to a stock purchase agreement dated December 30, 2005, as amended, by and among Propex Fabrics Inc. (“Propex”), SI Concrete Systems Corporation, a Delaware Corporation (“SICSC”), SI Geosolutions Corporation, a Delaware Corporation (“SIGC”), and the holders of the capital stock of SICSC and SIGC, Propex acquired all the outstanding capital stock of SICSC and SIGC, collectively known as “SI”, for approximately $235.0 million, subject to certain price adjustments (the “Acquisition”). Propex financed the purchase price with borrowings under a refinanced senior credit facility and approximately $29.2 million of cash on hand.

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. We retained the services of a third party valuation firm to assist in the preliminary valuation of the intangible assets and certain tangible assets acquired and liabilities assumed. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred at the beginning of each period, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of Propex’s annual reports on Form 10-K. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

2. Purchase Price

The preliminary purchase price for SI is comprised of the following (in millions):

SI acquisition price	$235.0
Working capital adjustment	(9.8)
Acquisition-related transaction costs	4.8
Other price adjustments	2.5

Total purchase price	$232.5

Preliminary Purchase Price Allocation

The preliminary allocation of the total purchase price of SI’s net tangible and intangible assets was based on their estimated fair values as of January 31, 2006. Adjustments to these estimates will be included in the allocation of the purchase price of SI, if the adjustment is determined within the purchase price allocation period of up to twelve months. The excess of the purchase price over the indentifiable intangible and net tangible assets was allocated to goodwill. The preliminary purchase price of $232.5 million has been allocated as follows (in millions):

Tangible assets acquired and liabilities assumed:
Cash	$2.9
Accounts receivable	26.5
Inventory	46.6
Other current assets	5.7
Property, plant and equipment	97.6
Other non-current assets	3.5
Current liabilities	(28.6)
Goodwill	41.8
Other intangible assets	32.7
In-process research and development	3.8

Total purchase price	$232.5

A preliminary estimate of $3.8 million has been allocated to in-process research and product development and will be charged to expense in the quarter ended March 31, 2006. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined statement of earnings.

Other intangible assets

We have estimated the fair value of other intangible assets through the use of an independent third-party valuation firm that used the discounted debt-free cash flow method to value these identifiable intangible assets, which are subject to amortization. These estimates are based on a preliminary valuation and are subject to change upon management’s review of the final valuation. The following table sets forth the components of these other intangible assets and their weighted average estimated useful lives at January 31, 2006 (dollars in millions):

	Preliminary Fair Value	Weighted-Average Useful Life (in years)
Customer relationships	$24.2	7
Trademarks and trade names	3.4	20
Patents	5.1	15

Total intangible assets	$32.7

Tangible assets acquired and liabilities assumed

The following table summarizes the estimated fair value of property, plant and equipment acquired from SI and their estimated useful lives at January 31, 2006 (dollars in millions):

	Preliminary Fair Value	Weighted-Average Useful Life (in years)
Land	$2.3	N/A
Buildings	22.9	35
Machinery, equipment and other	71.6	6
Construction in progress	0.8	N/A

Total property, plant and equipment	$97.6

Propex has not identified any preacquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Goodwill

Of the total estimated purchase price, $74.5 million has been allocated to goodwill and intangible assets. Goodwill of $41.8 million represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Intangible assets of $32.7 million consist primarily of the estimated fair value allocated to customer relationships. Both goodwill and intangible assets will be tested annually for impairment in accordance with SFAS No. 142.

3. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” relate to the following:

(a)	Reflects amortization of the $6.6 million fair value adjustment to inventory. This adjustment is offset by lower depreciation of $0.6 million due to longer remaining useful life of the assets, partially offset by an increase in the fair value of the acquired property, plant and equipment.

(b)	Reflects higher amortization expense related to the intangible assets, excluding in-process research and development, established in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

(c)	To increase interest expense due to the acquisition-related debt refinancing. The pro forma calculation of total interest expense for 2005 is as follows:

Year Ended December 31, 2005 (in millions)
Tranche
$260.0 million Senior secured term loan due July 2012	$15.0
Amortization of debt issuance costs	0.8
$150 million of 10% senior notes due 2012	15.0
Bridge loan / Senior subordinated loan (1):
1st 3 months of 2005 – Bridge loan	1.0
Last 9 months of 2005 – Senior subordinated loan	5.6
Write-off of Propex deferred financing costs	3.7

Total pro forma interest expense	$41.1

2005 interest income	(0.6)

Total pro forma interest expense, net	$40.5

(1)	– Subject to certain terms and conditions, the Bridge loan could be converted into a senior subordinated unsecured loan.

Year Ended December 31, 2005 (in millions)
Elimination of Propex pre-existing interest expense, net	$(21.9)
Elimination of SI pre-existing interest expense, net	(1.6)
Pro forma interest expense, net	40.5

Total pro forma adjustment	$17.0

(d)	Adjust income tax expense for the tax effect of pro forma adjustments.

(e)	Represents the deferred tax effect as a result of purchase accounting.

(f)	Cash has been adjusted for cash paid at closing and subsequent price adjustments of $29.2 million. Adjustments to the current portion of long-term debt are a result of the following transactions, which occurred at closing:

Year Ended December 31, 2005 (in millions)
Elimination of SI indebtedness at closing	$(3.0)
Repayment of existing senior secured term loan due 2011	(5.5)
New Propex financing established at closing	59.6

Total pro forma adjustment	$51.1

Adjustments to long-term debt are a result of the following transactions, which occurred at closing:

Year Ended December 31, 2005 (in millions)
Elimination of SI indebtedness at closing	$(249.7)
Repayment of existing senior secured term loan due 2011	(99.0)
New Propex financing established at closing	250.4

Total pro forma adjustment	$(98.3)

(g)	Included in the pro forma adjustment to stockholders’ equity is a $3.8 million reduction to stockholders’ equity for the write-off of in-process research and development. This adjustment is offset by the equity effect related to the remaining proforma adjustments.

(h)	Represents the increase in intangible assets, excluding in-process research and development, established in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

(i)	Goodwill represents the excess of purchase price consideration over identified tangible and intangible assets.

(j)	Other non-current assets decreased by write-offs of $3.7 million and $10.2 million in prepaid financing costs related to the Propex and SI prior term loans, respectively, and increased by $5.1 million prepaid financing costs related to the new financing arrangement. All transactions occurred at closing.

4. Reclassifications to SI Financial Statements

Certain reclassifications have been made to SI’s financial statements to conform to the presentation used in Propex’s financial statements. Such reclassifications had no effect on SI’s previously reported net income or income from continuing operations and are described below:

•	On the Condensed Combined Statement of Operations for the year ended December 31, 2005, SI’s $5.4 million of “Amortization of intangibles” is included within “Selling, general and administrative expenses.”

•	On the Condensed Combined Balance Sheet as of December 31, 2005, the following reclassifications were made to SI’s individual Balance Sheet:

a.) $0.4 million of accrued discounts and rebates was reclassified as a reduction from “Accounts receivable, net” from “Accrued liabilities,”

b.) $2.2 million of machinery and equipment spare parts was reclassified as an addition to “Inventories, net” from “Other non-current assets,”

c.) $10.2 million of deferred financing costs was reclassified to “Other non-current assets” from “Intangible assets, net” and

d.) SI’s “Long-term accrued restructuring” is labeled “Other non-current liabilities,” and SI’s “Accrued expenses” and “Accrued workers’ compensation” are combined as “Accrued liabilities.”